Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 4th QUARTER EARNINGS

OF $0.20 PER DILUTED SHARE

CITY of INDUSTRY, CA, March 14, 2007 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that net earnings for the fiscal fourth quarter of 2006 (14 weeks ended February 3, 2007) were $8.9 million, or $0.20 per diluted share, compared with $10.6 million, or $0.23 per diluted share, for the fiscal fourth quarter of 2005 (13 weeks ended January 28, 2006).

As previously reported, total sales for the 14 weeks ended February 3, 2007 increased 4% to $240.5 million compared to $230.4 million for the 13 week period ended January 28, 2006. Comparable store sales decreased 5.3% for the fourth quarter of 2006. Due to the 53rd week in fiscal 2006, fourth quarter comparable store sales are compared to the corresponding 14 week period ended February 4, 2006.

Results for the fourth quarter of 2006 include an asset impairment charge of $2.8 million, or $0.04 per diluted share, in selling, general and administrative expenses in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The fourth quarter 2006 results also include approximately $0.01 per diluted share of stock-based compensation.

Fourth quarter of 2005 results included an asset impairment charge of $1.7 million, or $0.02 per diluted share, in selling, general and administrative expenses. The fourth quarter of 2005 results also included other income of $3.1 million, or $0.04 per diluted share, associated with gift card breakage.

At the end of the fourth quarter of fiscal 2006, the company operated 694 Hot Topic stores and 131 Torrid stores compared to 663 Hot Topic stores and 120 Torrid stores at the end of the fourth quarter of fiscal 2005. During the fourth quarter of fiscal 2006, the company opened a total of 2 Hot Topic stores and 2 Torrid stores and closed 1 Hot Topic store. The company also remodeled or relocated 2 Hot Topic stores during the quarter.

A conference call to discuss fourth quarter and fiscal year end business trends, guidance and other matters is scheduled for today at 4:30 PM Eastern time. The conference call number is 866-700-0133, pass code “Hot Topic”, and will be accessible to all interested parties. The conference call will also be webcast at www.earnings.com. A replay will be available at 888-286-8010, pass code 94816544, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of March 3, 2007 the company operated 694 Hot Topic stores in all 50 states and Puerto Rico, 131 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended
	Feb. 3, 2007	Jan. 28, 2006
Net sales	$240,500	$230,399
Cost of goods sold, including buying, distribution and occupancy costs	158,842	156,469
Gross margin	81,658	73,930
Selling, general & administrative expenses	67,192	60,052
Income from operations	14,466	13,878
Other income / expense	—	2,945
Interest income, net	530	213
Income before income taxes	14,996	17,036
Provision for income taxes	6,128	6,440
Net income	$8,868	$10,596

Earnings per share:
Basic	$0.20	$0.24
Diluted	$0.20	$0.23
Weighted average shares outstanding
Basic	44,218	44,762
Diluted	44,775	45,350

	Fiscal Years Ended
	Feb. 3, 2007	Jan. 28, 2006
Net sales	$751,558	$725,142
Cost of goods sold, including buying, distribution and occupancy costs	502,408	488,948
Gross margin	249,150	236,194
Selling, general & administrative expenses	227,580	203,995
Income from operations	21,570	32,199
Other income / expense	—	2,945
Interest income, net	1,450	1,054
Income before income taxes	23,020	36,198
Provision for income taxes	9,394	13,779
Net income	13,626	22,419

Earnings per share:
Basic	$0.31	$0.50
Diluted	$0.30	$0.49
Weighted average shares outstanding
Basic	44,167	44,924
Diluted	44,752	45,877

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Fiscal Years Ended
	Feb. 3, 2007	Jan. 28, 2006
Cash, cash equivalents and short-term investments	$55,490	$37,674
Inventory	$73,868	$71,160
Depreciation and amortization	$38,941	$32,396
Capital expenditures	$38,617	$69,419

Number of stores open at end of period:
Hot Topic	694	663
Torrid	131	120
Total store square footage	1,541,300	1,452,700